Exhibit (p)(7)

Viathon Capital, LP

Compliance Manual

and

Code of Ethics

September 2010

This Compliance Manual is the sole property of Viathon Capital, LP and must be returned to Viathon Capital, LP should an employee’s association with Viathon Capital, LP terminate for any reason. The contents of this Compliance Manual are confidential. Recipients may not reproduce, duplicate, copy, or make extracts from or abstracts of this Compliance Manual, or make it available in any form to non-employees or other persons without authorization.

Code of Ethics

SEPTEMBER 2010

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of Clients and investors in investment funds managed by the Adviser. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of Clients come first. We have a fiduciary duty to Clients to act solely for the benefit of our Clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1        Access Person means any partner, officer, director, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to Clients (or who has access to such recommendations that are nonpublic).

2        Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3        Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4 Personal Account means any account in which a Supervised Person has any beneficial ownership.

5        Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

	(i)	Direct obligations of the Government of the United States;

	(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

	(iii)	Shares issued by money market funds;

(iv)

Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

	(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

6        Restricted Security means any security that (i) a Client owns or is in the process of buying or selling,;(ii) the Adviser is researching, analyzing or considering buying or selling for a Client; and (iii) that the Compliance Officer, in consultation with senior management when necessary, determines should be added to the Restricted Securities List.

7        Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

          Personal Accounts of Supervised Persons. This Code of Ethics applies to all Personal Accounts of all Supervised Persons.

A Personal Account also includes an account maintained by or for:

•	A Supervised Person’s spouse (other than a legally separated or divorced spouse of the Supervised Person) and minor children;

•	Any immediate family members who live in the Supervised Person’s household;

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Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

          A comprehensive list of all Supervised Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1        General. It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Section.

2        Preclearance of Transactions in Personal Account. A Supervised Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in a Reportable Security in his or her Personal Account. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on Clients. A request for preclearance may be made by completing a Preclearance request and submitting it to the Compliance Officer in advance of the contemplated transaction. A sample Preclearance Form is attached as Attachment A, but any other form of request approved by the Compliance Officer may be used. Generally, and subject to the discretion of the Compliance Officer, any security appearing on the Restricted Security list will not be approved for personal trading. Any approval given under this paragraph will remain in effect for 24 hours unless a different amount of time is specified in such written approval.

3        Prohibitions on Trading in Securities on the Restricted Securities List. A Supervised Person generally may not execute any personal securities transaction of any kind in any securities on the Restricted Securities list. The Compliance Officer will administer a list of all Restricted Securities. Each portfolio manager and analyst will immediately notify the Compliance Officer of the commencement of any research or consideration of a security. The Compliance Officer, in consultation with senior management when necessary, will determine whether securities under consideration for Clients, as well as any securities owned by Clients should be added to the Restricted Securities list.

4        Short Sales. A Supervised Person may not engage in any short sale of a security without the express prior written consent of the Compliance Officer.

5        Initial Public Offerings. A Supervised Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering without prior written approval of the Compliance Officer.

6        Private Placements and Investment Opportunities of Limited Availability. A Supervised Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with the Adviser.

7        Service on Boards of Directors; Other Business Activities. A Supervised Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Supervised Person has received the Prior written approval from the Compliance Officer. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client account. At the time a Supervised Person submits the initial holdings report in accordance with Section V(b) of this Code of Ethics, the Supervised Person will submit to the Compliance Officer a description of any business activities in which the Supervised Person has a significant role.

8        Short Term or Excessive Trading. The Adviser believes that short term or excessive personal trading by its Supervised Persons can raise compliance and conflicts issues. Accordingly, generally, no Supervised Person may purchase and sell the securities of the same issuer within 20 days or engage in more than 30 personal securities transactions during any 30 day period.

9        Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

Gifts

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General -No Supervised Person may receive any gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is $250, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser, unless the Compliance Officer determines that such gift was not given in an attempt to, nor will it, effect the Adviser’s decision making process. No Supervised Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

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Solicited Gifts -No Supervised Person may use his or her position with the Adviser to obtain anything of value from a Client, supplier, person to whom the Supervised Person refers business, or any other entity with which the Adviser does business.

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Cash Gifts -No Supervised Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

Business Entertainment

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General – Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. In such case, such business entertainment event will be excluded from the approval, reporting and recordkeeping requirements of this Policy.

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Extravagant Entertainment - No Supervised Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.

Reporting/Recordkeeping

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Gifts -Each Supervised Person must report any gifts in excess of de minimis value received in connection with the Supervised Person’s employment to the Compliance Officer. At his sole discretion, the Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Supervised Person.

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Business Entertainment – Each Supervised Person must report any event likely to be viewed as so frequent or of such high value as to raise a question or impropriety. Any such event must be approved by the Compliance Officer.

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Quarterly Transaction Reports – Each Supervised Person must include any previously unreported or prospective gift in excess of the de minimis value; or, any business entertainment, if it is so frequent or of such high value as to raise a question or impropriety (even if such business entertainment is attended by the person or persons providing it), in each case if any, on a Quarterly Transaction Statement (described in Section V(a) below), a sample of which is attached to this Code of Ethics as Attachment C, but any form approved for this purpose by the Compliance Officer may be used.

š	Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

10.     No Political Contributions Without Prior Written Approval. The SEC, along with certain states, municipalities, and public pension plans, have adopted regulations limiting or completely disqualifying a firm from providing services to, or accepting placements from, a government entity if certain political contributions5 are made or solicited6 by the Adviser, certain of its employees, or, in some instances, an employee’s spouse, civil union partner, or immediate family members residing in the same home. Under these so-called “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee, or other political organization at practically every level of government (including local, state, and federal) may preclude the Adviser from providing services to, or accepting placements from, the applicable government entity and may compel the firm to reimburse compensation received by the Adviser in connection with such services or placements.

[5] Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services), or anything else of value provided for the purpose of influencing an election for a federal, state, or local office, including any payments for debts incurred in such an election.

[6]     Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign, or political organization, including direct solicitation, hosting of events, and/or aggregating, coordinating, or “bundling” the contribution of others.

Therefore, every Supervised Person, his/her spouse, civil union partner, and/or immediate family member residing with such Supervised Person is to refrain from making or soliciting any contributions in any amount to any federal, state, county, or local political campaign, candidate or officeholder, or organization of any nature, without the prior written approval of the Compliance Officer.

Any Supervised Person (or his/her spouse, civil union partner, and/or resident family members) wishing to make or solicit any such contributions must submit a contribution request in writing to the Compliance Officer, and such submission shall include all invitations, solicitations, correspondence, emails, and other documents received or sent by or on behalf of the Supervised Person (or such related persons referenced above) in connection with the contribution request. A sample pre-approval request form is attached hereto.

Because of the serious nature of the sanctions applicable to a pay to play violation, the Adviser must have 100% compliance with this policy. The Adviser expects that every Supervised Person will explain the importance of compliance with this policy to his/her spouse/civil union partner and resident family members, and obtain their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary — no Supervised Person should attempt to decide for him or herself whether a contribution is prohibited or permissible.

Indirect Violations

The pay to play laws also prohibit actions taken indirectly that the Adviser or its Supervised Person could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the Adviser and result in other sanctions, including possible criminal penalties. If any Supervised Person learns of facts and circumstances suggesting a possible indirect violation, that Supervised Person must report such facts and circumstances to the Compliance Officer immediately.

Periodic Disclosure

In order to ensure compliance with this policy, upon the beginning of any Supervised Person’s employment with, or service to, the Adviser, and on a quarterly basis thereafter, every Supervised Person must submit a disclosure form and certification setting forth all political contributions made by the Supervised Person, his/her spouse, civil union partner, and/or resident family members for the previous two years or confirming that no such contributions have been made. A sample disclosure form is attached hereto. For each disclosed contribution, please provide all associated documentation, including invitations, solicitations, correspondence, emails, and other documents, and any cancelled checks and other documents reflecting payment.

11.     Management of Non-Adviser Accounts. Supervised Persons are prohibited from managing accounts for third parties who are not Clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any Client. The Compliance Officer may require the Supervised

Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(2):

1 Purchases or sales that are non-volitional on the part of the Supervised Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2 Purchases or sales pursuant to an Automatic Investment Plan;

3 Transactions in open- or closed-end funds that are registered Investment Companies;

1 Transactions in securities that are not Reportable Securities; and

2     Transactions effected in, and the holdings of, any account over which the Supervised Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party). If a Supervised Person wishes to take advantage of this provision, the Supervised Person must provide to the Compliance Officer a written representation to the effect that the Supervised Person will not have any direct or indirect influence or control over the account.

VI.	REPORTING

1.

Duplicate Copies of Broker’s Account Statements to the Adviser. All Supervised Persons must direct their brokers or custodians or any persons managing the Supervised Person’s account in which any Reportable Securities are held to supply the Compliance Officer with:

	š	the Supervised Person’s monthly and quarterly brokerage statements (“Statements”);

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All Supervised Persons must submit to the Compliance Officer a report of their securities transactions not previously reported on a Statement no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Supervised Person had any beneficial interest during the period covered by the report. A sample form of quarterly report is set forth as Attachment C, but any form approved for this purpose by the Compliance Officer may be used.

2.	New Accounts. Each Supervised Person must notify the Compliance Officer promptly if the Supervised Person opens any new account in which any Reportable

Securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.

Disclosure of Securities Holdings. All Supervised Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the following:

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Reportable Securities in which the Supervised Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised Person has any beneficial ownership);

	š	the names of any brokerage firms or banks where the Supervised Person has an account in which ANY securities are held.

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The report must be dated the day the Supervised Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person became a Supervised Person of the Adviser. Supervised Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment C.

4.

Exceptions to Reporting Requirements. A Supervised Person need not submit any report with respect to securities held in accounts over which the Supervised Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Supervised Persons must report immediately any suspected violations to the Compliance Officer.

6.

Transactions Subject to Review. The Reportable Securities transactions reported on the Pre-Clearance requests, quarterly reports or Statements will be reviewed and compared against each other and Client Reportable Securities transactions to evaluate compliance with these policies.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all periodic statements and reports of Supervised Persons, copies of all pre-clearance requests, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Supervised Persons of the Adviser currently and since September 2009. Such list is attached as Appendix A.

All Broker’s Confirmations and periodic statements of Supervised Persons may be kept electronically in a computer database.

VIII. OVERSIGHT OF CODE OF ETHICS

1          Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Supervised Persons are required annually to sign and acknowledge their receipt and compliance with this Code of Ethics by signing the form of acknowledgment attached as Appendix R or such other form as may be approved by the Compliance Officer.

2          Review of Transactions. Each Supervised Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the Clients and against the list of Restricted Securities. Any Supervised Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. Radoslav Antonov will review the Compliance Officer’s transactions and pre-clearance requests.

3          Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment and/or criminal or civil penalties.

4          Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a Client and will be in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5          ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV: (i) describes the Code of Ethics on Schedule F of Part II and (ii) offers to provide a copy of the Code of Ethics to any Client or prospective Client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

ATTACHMENT A

Viathon Capital, LP

PRE-CLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS
Supervised Persons must complete this Pre-clearance Form prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information

Issuer:_____________________
Equity Investments:

Number of shares: ____________________
Debt Investments: ____________________
Interest rate: ______________
Maturity date: _______________

Transaction Information Representation and Signature

Transaction Type (please circle): Purchase Sale Short Sale
Estimated Trade Date:____________________ Estimated
Price:____________________
Broker/Dealer:____________________

Is the investment an initial public offering?	Y	N

Is the investment a private placement or investment
Opportunity of limited availability?	Y	N

Number of transactions over the last 30 day period? __________

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that pre-clearance will only be in effect for 24 hours from the time of the Compliance Officer’s signature.

Employee Name (please print)

Employee Signature Date

Disposition of Pre-clearance Request

Approved________________________________

Denied__________________________

Compliance Officer

Date and Time:

ATTACHMENT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To:	Compliance Officer
From:	Supervised Person
Subject:	Personal Securities Holdings

          Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds).

          Kindly complete the form below and return it to the Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became a Supervised Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted. You may attach a brokerage or account statement or statements, if such statement contain ALL of the required information and are accurate as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title &Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

          I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:___________________________

Print Name:_______________________

Date:__________________

ATTACHMENT C

QUARTERLY TRANSACTION REPORT

This report must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter. You must report all transactions in Reportable Securities (as defined in the Code) unless all of the required information regarding such transactions has been previously submitted to the Adviser on brokerage account statements. The Gift section below must be completed and submitted for each quarter during which Gifts subject to the Code are received or received or given by you.

Period of Report: From _____________ to ______________.

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

I certify that I have reported on this form all transactions in Reportable Securities which I had any direct or indirect beneficial ownership during the period covered by this report.

Date	Description of Gift or Business Entertainment Event	Estimated Value

I certify that I have reported on this form all gifts that I have received and business entertainment events that I have attended or expert to attend during the period covered by this report, unless such gifts or business entertainment event are excluded under the Code.

Signature of reporting person

Printed Name

Date

ATTACHMENT D

POLITICAL CONTRIBUTION DISCLOSURE FORM

Instructions: Please set forth all political contributions in any amount made or solicited by you, your spouse or civil union partner, or immediate family members residing with you to any federal, state, county, or local political campaign, candidate or officeholder, or organization of any nature in the prior twenty-four months. (Note: Contributions that you have previously disclosed on prior disclosure forms need not be listed again.) For each disclosed contribution, please provide all associated documentation, including invitations, solicitations, correspondence, emails, and other documents, and any cancelled checks and other documents reflecting payment. If you have no such contributions to disclose, please check the box below.

Employee Name: ___________________________________________________	Date: ________________________

Name and Full Address of Contributor (you, your spouse, etc.)	Name and Full Address of Recipient	Office Sought or Political Organization Type (e.g., Governor, municipal political party committee, PAC)	Contribution Type (check, cash, loan, or in-kind)	Contribution Date	Contribution Amount

•          No such contributions were made or solicited by me, my spouse/civil union partner, or immediate family members residing with me in the prior twenty-four months.

* I hereby certify, to the best of my knowledge and belief, that the information set forth above is truthful, accurate, and complete, that I have complied with the Adviser’s policies and procedures, including the Code of Ethics, and the Investment Advisers Act of 1940, and that I have taken no action that would limit or disqualify the Adviser from receiving compensation for providing services to, or accepting placements from, a government entity or any other investor or potential investor in the investment funds and accounts for which the Adviser provides investment advisory services.

Signature: _________________________________________________

ATTACHMENT E

POLITICAL CONTRIBUTION PRE-APPROVAL REQUEST FORM

Instructions: Every Supervised Person of the Adviser, his/her spouse, civil union partner, and/or immediate family member residing with such Supervised Person is to refrain from making or soliciting any contributions in any amount to any federal, state, county, or local political campaign, candidate or officeholder, or organization of any nature, without the prior written approval of the Compliance Officer. Any Supervised Person (or his/her spouse, civil union partner, and/or resident family members) wishing to make or solicit any such contributions must complete this pre-approval request form providing the information below and enclosing all associated invitations, solicitations, correspondence, emails, and other documents received or sent by or on behalf of the Supervised Person (or such related persons referenced above). The completed form and enclosure should be submitted to the Compliance Officer.

Employee Name: ___________________________________________________	Date: ________________________

Name and Full Address of Contributor (you, your spouse, etc.)	Name and Full Address of Proposed Recipient	Office Sought or Political Organization Type (e.g., Governor, municipal political party committee, PAC)	Contribution Type (check, cash, loan, or in-kind)	Contribution Date	Contribution Amount

Additional information relative to the proposed contribution:

* I hereby certify, to the best of my knowledge and belief, that the information set forth above is truthful, accurate, and complete, that I have complied with the Adviser’s policies and procedures, including the Code of Ethics, and the Investment Advisers Act of 1940, and that I have no reason to believe that the contribution proposed herein would limit or disqualify the Adviser from receiving compensation for providing services to, or accepting placements from, a government entity or any other investor or potential investor in the investment funds and accounts for which the Adviser provides investment advisory services.